Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated November 02, 2021 of Renew Energy Global plc, pertaining to the 2021 Incentive Award Plan, of our report dated June 21, 2021, with respect to the consolidated financial statements of ReNew Power Private Limited as of March 31, 2021 and 2020 and for each of the three years in the period ended March 31, 2021, included in the Registration Statement on Form F-1 and related Prospectus filed with the Securities and Exchange Commission on September 22, 2021.

/s/ S.R. Batliboi & Co. LLP

Gurugram, India

November 02, 2021